EXHIBIT 4.14

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CREDIT AGREEMENT
dated as of December 14, 2005
Between
AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP,
AINSWORTH CORP. and
AINSWORTH ENGINEERED (USA), LLC,
As Borrowers and Loan Parties
and
AINSWORTH LUMBER CO. LTD., and
AINSWORTH ENGINEERED CORP.,
As Loan Parties
and
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
as Administrative Agent
and
GE CANADA FINANCE HOLDING COMPANY
as Syndication Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

McMillan Binch Mendelsohn llp

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(i)

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(ii)

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(iii)

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SCHEDULES
Schedule 1.01 – Excluded Subsidiaries
Schedule 2.01 – Commitment Schedule
Schedule 3.05 – Properties
Schedule 3.06 – Disclosed Matters
Schedule 3.11 – Canadian Pension Plans and Benefit Plans
Schedule 3.13 – Material Agreements
Schedule 3.15 – Insurance
Schedule 3.16 – Capitalization and Subsidiaries
Schedule 3.19 – Affiliate Transactions
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.09 – Existing Restrictions
EXHIBITS
Exhibit A – Assignment and Assumption
Exhibit B – Opinion of Counsel for the Borrower
Exhibit C – Borrowing Base Certificate
Exhibit D – Compliance Certificate
Exhibit E – Joinder Agreement
(i)	CREDIT AGREEMENT

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CREDIT AGREEMENT
          CREDIT AGREEMENT dated as of December 14, 2005 (as it may be amended or modified from time to time, this “Agreement”), among AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP, a British Columbia limited partnership, as Canadian Borrower, AINSWORTH ENGINEERED (USA), LLC, a Delaware limited liability company and AINSWORTH CORP., a Minnesota corporation, as US Borrowers, and AINSWORTH LUMBER CO. LTD., a British Columbia corporation, and AINSWORTH ENGINEERED CORP., a Nova Scotia unlimited liability company, as Loan Parties and the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Administrative Agent and GE CANADA FINANCE HOLDING COMPANY, as Syndication Agent.
RECITALS
FOR VALUE RECEIVED, the parties agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms
          As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in US Dollars and are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account” has the meaning assigned to such term in each of the Security Agreements.
          “Account Debtor” means any Person obligated on an Account.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., acting through its Toronto branch or its US Lending Office, where applicable, in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
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          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the US Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the US Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the US Prime Rate or the Federal Funds Effective Rate, respectively.
          “ANS”, means Ainsworth Lumber Co. Ltd., a British Columbia corporation.
          “Applicable Percentage” means, with respect to any Lender, (a) in relation to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) in relation to Protective Advances or Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.
          “Applicable Rate” means, for any day,
          (a) with respect to any Canadian Prime Rate Loan, CDOR Rate Loan, ABR Loan or Eurodollar Revolving Loan, as the case may be, the applicable rate per annum set forth below under the caption “Canadian Prime/ABR Spread”, “CDOR/Eurodollar Spread”, as the case may be, based upon the Borrowers’ Availability as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrowing Base Certificate for the first calendar month ending after the sixth month anniversary of the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

		CDOR/Eurodollar
Availability	Canadian Prime/ABR Spread	Spread
Category 1
≥ $68,000,000	0.00%	1.375%

Category 2
< $68,000,000 but ≥ $33,000,000	0.125%	1.50%

Category 3
< $33,000,000	0.25%	1.75%
For purposes of the foregoing, (i) the Applicable Rate shall be determined as of the end of each calendar month based upon the Borrowing Base Certificate delivered pursuant to Section 5.01 and (ii) each change in the Applicable Rate resulting from a change in Availability shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such Borrowing Base Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver the Borrowing Base Certificate required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered; and
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     (b) with respect to the commitment fees payable hereunder, the applicable percentage per annum, as set forth in the table below, based on the average daily utilized portion of the Revolving Commitments, for each applicable calculation period under this Agreement:

Revolving Exposure as a % of
Revolving Commitments	Applicable Percentage
> 67%	0.25%

≤67% but >33%	0.375%

≤33%	0.50%
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Availability” means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base and the maximum amount of this credit facility as permitted under the Indentures minus (b) the Revolving Exposure of all Revolving Lenders.
          “Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the Revolving Exposure of all Revolving Lenders at such time.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Banking Services” means each and any of the following bank services provided to any Loan Party by Chase or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
          “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “BMO Facilities” means those certain letter of credit facilities provided by Bank of Montreal to ANS as set forth in Schedule 3.13.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
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          “Borrower Representative” means ANS.
          “Borrowers” means the Canadian Borrower, the US Borrowers and any other Loan Party so designated, as may be agreed by ANS and the Administrative Agent, and “Borrower” shall mean any one of them.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of CDOR Rate Loans or Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, and (c) a Protective Advance.
          “Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of each of the Borrowers at such time, plus (b) the lesser of (i) 65% of Eligible Inventory (other than Eligible Stores Inventory) of each of the Borrowers, valued at the lower of average cost or market value, determined in accordance with GAAP, at such time and (ii) 85% of the Net Orderly Liquidation Value of the Eligible Inventory (other than Eligible Stores Inventory) of each of the Borrowers identified as “eligible” in the most recent inventory appraisal ordered by the Administrative Agent, plus (c) the lesser of (i) 20% of the Borrowers’ Eligible Stores Inventory, valued at the lower of average cost or market value, determined in accordance with GAAP, at such time and (ii) 85% of the Net Orderly Liquidation Value of the Eligible Stores Inventory of each of the Borrowers identified as “eligible” in the most recent inventory appraisal ordered by the Administrative Agent, minus (d) Reserves. The maximum amount of all Inventory (including Eligible Stores Inventory) which may be included as part of the Borrowing Base is Cdn$75,000,000 and the maximum amount of Eligible Stores Inventory is Cdn$7,500,000. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base; provided that any reduction of any Reserve item by an amount greater than 50% shall require the prior consent of the Required Lenders.
          “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
          “Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.02.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto and New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
          “Canadian Dollars” or “Cdn $” or “Dollars” or “$” shall mean the lawful currency of Canada.
          “Canadian Dollar Loans” means any Loan denominated in Canadian Dollars bearing interest at the Canadian Prime Rate or the CDOR Rate.
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          “Canadian Funding Accounts” has the meaning given to it in Section 4.01(h).
          “Canadian Borrower” means Ainsworth Engineered Canada Limited Partnership, a British Columbia limited partnership.
          “Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
          “Canadian Prime Rate” means, for any period, the rate per annum determined by the Administrative Agent to be the greater of (i) the rate of interest per annum most recently announced or established by JPMorgan Chase Bank, N.A., Toronto Branch as its reference rate in effect on such day for determining interest rates for Canadian dollar denominated commercial loans in Canada and commonly known as “prime rate” (or its equivalent or analogous such rate), such rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., Toronto Branch and (ii) the sum of (a) the yearly interest to which the one-month CDOR Rate is equivalent plus (b) one percent (1.0%) per annum.
          “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of ANS and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Equivalents” means:
     (a) United States dollars or Canadian dollars;
     (b) securities issued or directly and fully guaranteed or insured by the United States government or the Canadian government or any agency or instrumentality of the United States government or the Canadian government (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;
     (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or other U.S. or Canadian commercial bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;
     (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
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     (e) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and
     (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.
          “CRA” means the Canada Revenue Agency.
          “CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.
          “CDOR Rate Loan” means a Loan denominated in Canadian Dollars made by the Lenders to the Canadian Borrower which bears interest at a rate based on the CDOR Rate.
          “Change in Control” means (a) the acquisition of ownership directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Permitted Holders of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of ANS; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of ANS by Persons who were neither (i) nominated by the board of directors of ANS nor (ii) appointed by directors so nominated; or (c) ANS shall cease to own, directly or indirectly, 100% of the outstanding voting Equity Interests of each of the Borrowers and at least 90% of the outstanding voting Equity Interests of any other Loan Parties, in each case on a fully diluted basis.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Chase” means JPMorgan Chase Bank, N.A., a national banking association and an authorized foreign bank, acting through its Toronto branch or its applicable US Lending Office, in its individual capacity, and its successors.
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          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person and covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favour of Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
          “Collateral Access Agreement” has the meaning assigned to such term in each of the Security Agreements.
          “Collateral Documents” means, collectively, the Security Agreements and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
          “Collection Account” has the meaning assigned to such term in each of the Security Agreements.
          “Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Commitment Schedule” means Schedule 2.01 attached hereto identified as such.
          “Consolidated Net Tangible Assets” means the total amount of assets of any Person on a consolidated basis, including deferred pension costs, after deducting therefrom (i) all current liabilities (excluding any indebtedness classified as a current liability), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and financing costs and all other like intangible assets and (iii) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person, all as set forth in the most recent balance sheet of such Person and its consolidated Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Document” has the meaning assigned to such term in each of the Security Agreements.
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          “EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense and other financing expenses for such period, including amortization of finance charges and debt discounts, (ii) income tax expense for such period net of tax refunds, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for ANS on a consolidated basis in accordance with GAAP.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Eligible Accounts” means, at any time, the Accounts of the Borrowers which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
     (a) which is not subject to a first priority perfected security interest in favour of the Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favour of the Administrative Agent and (ii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable;
     (c) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of any Borrower or otherwise designated as uncollectible;
     (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;
     (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 25% of the aggregate Eligible Accounts;
     (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreements has been breached or is not true;
     (g) which (i) does not arise from the sale of Inventory (other than Footner Inventory) of a Borrower, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;
     (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;
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     (i) with respect to which any cheque or other instrument of payment has been returned uncollected for any reason;
     (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator or similar official for such Account Debtor or its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, voluntary or involuntary case or proceeding, or any assignment, petition or application for an order to stay proceedings against such Account Debtor is filed in any case or proceeding under any Insolvency Law, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
     (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
     (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office (or its domicile, for the purposes of the Quebec Civil Code) in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit or EDC insurance policy acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent as beneficiary;
     (m) which is owed in any currency other than U.S. Dollars, Canadian Dollars, pounds sterling, yen, euros or Mexican pesos;
     (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of Canada, any province, territory or municipality thereof, or the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended, or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, or any applicable state, provincial, county or municipal law of similar purpose and effect restricting the assignment of any of the foregoing, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;
     (o) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;
     (p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent in its Permitted Discretion, to the extent of such excess;
     (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (r) which is subject to any counterclaim, deduction, defense, set-off or dispute;
     (s) which is evidenced by any promissory note, chattel paper, or instrument;
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     (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrowers have filed such report or qualified to do business in such jurisdiction;
     (u) with respect to which any of the Borrowers has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrowers created a new receivable for the unpaid portion of such Account;
     (v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the U.S. Federal Consumer Credit Protection Act, the U.S. Federal Truth in Lending Act and Regulation Z of the Board;
     (w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than any of the Borrowers has or has had an ownership interest in such goods, or which indicates any party other than the Borrowers as payee or remittance party; or
     (x) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable in the exercise of its Permitted Discretion.
     In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account.
          “Eligible Inventory” means, at any time, the Inventory of the Borrowers which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
     (a) which is not subject to a first priority perfected Lien in favour of the Administrative Agent;
     (b) which is subject to any Lien other than (i) a Lien in favour of the Administrative Agent and (ii) Prior Claims that are unregistered and secure amounts that are not yet due and payable;
     (c) which is, in the Administrative Agent’s opinion exercising its Permitted Discretion, slow moving (older than 12 months, except for spare and replacement parts), obsolete, unmerchantable, defective, used, unfit for sale, not salable in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
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     (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreements has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;
     (e) in which any Person other than any of the Borrowers shall (i) have any direct or indirect ownership, interest or title to such Inventory, or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein, and any Footner Inventory or Inventory of any other Permitted Joint Venture;
     (f) which is not finished goods, raw materials, certain manufacturing supplies, subassemblies consisting of rim board, webstock, i-joists and stair treads, in each case, held for sale in the ordinary course in Permitted Lines of Business, or spare or replacement parts, or which constitutes work-in-process, other subassemblies, packaging and shipping material, other manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
     (g) which is not located in Canada or in the U.S. or which is in transit with a common carrier to a customer or from vendors and suppliers; provided that, up to $500,000 of Inventory in transit to customers may be included as eligible pursuant to this clause (g) so long as (i) the Account relating to such Inventory will be an Eligible Account, (ii) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the applicable Borrower and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (iii) the common carrier is not an Affiliate of the applicable customer;
     (h) which is located in any location leased by any of the Borrowers unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
     (i) which is located at an owned location subject to mortgage in favour of a Person other than the Administrative Agent, unless the mortgagee has delivered a Collateral Access Agreement or other mortgagee agreement in form and substance satisfactory to the Administrative Agent;
     (j) which is located in any third party warehouse or is in the possession of a bailee or third party processor and is not evidenced by a Document, unless (i) such warehouseman, bailee or processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
     (k) which is a discontinued product or component thereof;
     (l) which is the subject of a consignment by any of the Borrowers as consignor;
     (m) which is perishable;
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     (n) which contains or bears any intellectual property rights licensed to any of the Borrowers unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
     (o) which is not reflected in a current monthly inventory report of the Borrowers; or
     (p) which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever in the exercise of its Permitted Discretion.
     In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
          “Eligible Stores Inventory” means Eligible Inventory that consists of spare and replacement parts, resins and wax.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders-in-council, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any Hazardous Material or to health and safety matters, including the Waste Management Act (British Columbia), Water Act (British Columbia), Environmental Management Act (British Columbia), the Fisheries Act (Canada) and the Canadian Environmental Protection Act, 1999.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate (New York time) quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Borrower Representative and Administrative Agent.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
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          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any of the Loan Parties or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any of the Loan Parties or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Loan Parties or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any of the Loan Parties or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Loan Parties or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in US Dollars and are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Subsidiaries” means the subsidiaries of ANS that are listed on Schedule 1.01 together with such other subsidiaries of ANS that may hereafter be formed or incorporated and which constitute Permitted Joint Ventures.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the any of the Borrowers hereunder, (a) taxes imposed on (or measured by) its net income or profits (or franchise tax in Lieu thereof) by the jurisdiction (for a subdivision thereof or therein) under the laws of which such recipient is organized or is resident or carries on business through a permanent establishment located therein or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes or any similar tax imposed by any such jurisdiction, and (c) in the case of a Foreign Lender that becomes a party to this Agreement (or designates a new lending office) after the date hereof (other than an assignee pursuant to a request by the Borrowers under Section 2.19(b)), any withholding tax that is imposed on amounts payable by the Canadian Borrower to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) except after an Event of Default has occurred and is continuing or except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office pursuant to Section 2.19 (or assignment permitted under this Agreement), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published
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for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower Representative.
          “Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of ANS for the most-recently ended four fiscal quarters, of (a) EBITDA minus any portion of Capital Expenditures which is not funded by either new Indebtedness or the expenditure of cash balances in existence at the beginning of such most-recently ended period of four fiscal quarters, to (b) Fixed Charges, all calculated for ANS on a consolidated basis in accordance with GAAP.
          “Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness made during such period, plus expense for taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan, all calculated for ANS and its Subsidiaries on a consolidated basis.
          “Footner Inventory” means any Inventory of a Loan Party that is located at or in transit to the Footner Plant.
          “Footner Plant” means the oriented strand board plant, jointly owned by ANS and Grant, located near High Level, Alberta, together with all associated, operating, shareholder and ownership agreements and rights held by Footner Forest Products Ltd. to harvest logs processed through such facility.
          “Foreign Lender” means any Lender that is a non-resident for the purposes of Part XIII of the ITA.
          “Forest Act” means the Forest Act of British Columbia and all amendments and supplements thereto and all regulations and rules made pursuant thereto and all Ministry of Forests policy statements, guidelines, orders or decisions relating thereto.
          “Funding Accounts” means the Canadian Funding Accounts and the US Funding Accounts and “Funding Account” means any one of them.
          “GAAP” means generally accepted accounting principles in Canada.
          “Governmental Authority” means the government of Canada, the United States of America, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Grant” means Grant Forest Products Inc., an Ontario corporation, any other person or persons who replace Grant and become owners of an interest in the Footner Plant, any successor entity thereto, and any Affiliate thereof.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness
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or other obligation of any other Person (the “primary obligee”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligee so as to enable the primary obligee to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, including radiation, vibration and noise, regulated pursuant to any Environmental Law.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indentures” means each of, the indentures providing for the issuance of the following senior notes issued by ANS: (i) Senior Unsecured Notes due October 1, 2012 with interest payable semi-annually at 7.25% per annum; (ii) Senior Unsecured Notes due October 1, 2010 with interest payable quarterly at LIBOR plus 3.75% per annum; (iii) Senior Unsecured Notes due March 15, 2014 with interest payable semi-annually at 6.75% per annum; (iv) Senior Unsecured Notes due March 15, 2014 with interest payable semi-annually at 6.75% per annum; (v) Senior Unsecured Notes due July 15, 2007 with interest payable semi-annually at 12.5% per annum; and (vi) Senior Unsecured Notes due July 15, 2007 with interest payable quarterly at 13.875% per annum, and including, without limitation, any future issuance of senior notes by a Loan Party.
          “Insolvency Laws” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada),
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each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
          “Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.07.
          “Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of ANS and its Subsidiaries for such period with respect to all outstanding Indebtedness of ANS and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for ANS and its Subsidiaries for such period in accordance with GAAP.
          “Interest Payment Date” means (a) with respect to any Canadian Prime Rate Loan or any ABR Loan (other than a Swingline Loan), the last day of each calendar month and the Maturity Date, and (b) with respect to any CDOR Rate Loan or any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
          “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date which is 30, 60, 90 or 180 days thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in each of the Security Agreements.
          “Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “ITA” means the Income Tax Act (Canada), as amended.
          “Joinder Agreement” has the meaning assigned to such term in Section 5.12.
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          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender. References to any Lender in this Agreement shall be deemed to include such Lender’s affiliated US Lending Office, where applicable; and, for greater certainty, reference to any Lender’s Revolving Exposure or Credit Exposure shall mean the Revolving Exposure or Credit Exposure of such Lender and its affiliated US Lending Office, collectively.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate quoted by Bloomberg at www.bloomberg.com/markets/rates/index.html (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guarantee and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favour of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments,
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restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Guarantee” means Article X of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.
          “Loan Guarantor” means each Loan Party.
          “Loan Parties” means ANS, Ainsworth Engineered Corp., a Nova Scotia unlimited liability company, each of the Borrowers, and each of ANS’s other Subsidiaries (other than Excluded Subsidiaries) and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
          “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of ANS and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party or the validity or enforceability of any of the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders thereunder.
          “Material Agreements” means any agreement listed in Schedule 3.13 and any other agreement entered into from time to time by a Loan Party which, if terminated, could reasonably be expected to give rise to a Material Adverse Effect.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties and their Subsidiaries (other than Excluded Subsidiaries) in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Loan Parties or any Subsidiary (other than Excluded Subsidiaries) in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any of the Loan Parties or such Subsidiary (other than Excluded Subsidiaries) would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means December 16, 2010 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
          “Maximum Liability” has the meaning assigned to such term in Section 2.21(h).
          “Minister of Forests” means the Minister of Forests of British Columbia or a representative thereof.
          “Ministry of Forests” means the Ministry of Forests of British Columbia.
          “Moody’s” means Moody’s Investors Service, Inc.
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          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Income” means, for any period, the consolidated net income (or loss) of ANS and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of ANS or is merged into or consolidated with ANS or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of ANS) in which ANS or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by ANS or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of ANS to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
          “Non-Paying Guarantor” has the meaning assigned to such term in Section 10.10.
          “Obligated Party” has the meaning assigned to such term in Section 10.02.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.
          “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the
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balance sheets of such Person. For greater certainty, an operating lease shall not constitute an Off-Balance Sheet Liability.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 9.04.
          “Paying Guarantor” has the meaning assigned to such term in Section 10.10.
          “PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means an investment in which ANS acquires directly, or indirectly through another Loan Party , all or substantially all of the assets or all of the Equity Interests of any other Person or any assets of any other Person constituting a business unit (any such other Person or business unit, the “Target”), subject to the satisfaction of each of the following conditions:
     (a) no Default or Event of Default shall have occurred or be continuing or would result after giving effect to such investment;
     (b) the Loan Parties shall cause the Target to have complied with the provisions of Section 5.12 (in respect of Subsidiaries formed or acquired, or assets acquired after the date of this Agreement, as applicable) immediately upon consummation of the investment transaction, and the Loan Parties shall have delivered to the Administrative Agent such opinions of counsel, certificates and additional documents as the Administrative Agent may reasonably request evidencing such compliance;
     (c) if the Target shall have lines of business other than a Permitted Line of Business then: (i) such Permitted Acquisition shall be by way of an acquisition of all or substantially all of the Equity Interests in the Target; and (ii) the Borrowers shall have Availability of at least Cdn$40,000,000 (on a pro forma basis) for at least 90 days after giving effect to such investment, as evidenced by a certificate of ANS delivered to the Administrative Agent prior to the time of such investment, in form and substance reasonably satisfactory to the Administrative Agent.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
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     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Loan Parties or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Holders” means:
     (a) each of David Ainsworth, D. Allen Ainsworth, Brian E. Ainsworth and Catherine Ainsworth,
     (b) the members of the immediate family of each of the persons referred to in (a) above,
     (c) any trust created for the benefit of any of the Persons referred to in clause (a) and (b) above, or
     (d) any Person at least 85% of the outstanding Equity Securities of which is owned by one or more of the Persons described in clauses (a), (b) or (c) above.
          “Permitted Joint Ventures” means any incorporated or contractual joint venture arrangement created by any of the Loan Parties, the primary purpose of which is to obtain fibre to supply operations of a Loan Party.
          “Permitted Lines of Business” means businesses of the type conducted by the Borrowers on the date of execution of this Agreement, including without limitation the manufacture and sale of engineered wood products including oriented strand board and lumber, veneer and plywood, logs and chips and all businesses reasonably incidental or related thereto.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any Canadian Pension Plan or Canadian Benefit Plan or any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation as in
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effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Prepayment Event” means:
     (a) any sale, transfer or other disposition of Accounts or Inventory of any Loan Party, other than (i) dispositions of Inventory in the ordinary course of business as permitted in Section 6.05(a); or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Inventory of any Loan Party if the value of such damage or property taken exceeds Cdn$5,000,000.
          “Prior Claims” shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Lender’s security interests (or interests similar thereto under applicable law) against all or part of the Collateral, including for amounts owing for employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, vacation pay, Quebec corporate taxes, pension fund obligations and overdue rents.
          “Projections” has the meaning assigned to such term in Section 5.01(f).
          “Protective Advance” has the meaning assigned to such term in Section 2.04.
          “Quebec Security Documents” means a deed of Hypothec executed by a Borrower or any Loan Party from time to time, and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favour of the Lender in the Province of Quebec.
          “Register” has the meaning set forth in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time; provided that if, at any time, there are less than three Lenders having Credit Exposure and unused Commitments, all such Lenders shall be required to constitute “Required Lenders” and, for greater certainty, each Lender and its US Lending Office shall constitute a single Lender for purposes of this definition.
          “Requirement of Law” as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
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          “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s, mortgagees and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations and reserves for taxes, fees, assessments, and other governmental charges and Prior Claims) with respect to the Collateral or any Loan Party.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property; save and except for dividends payable in Equity Securities of ANS) with respect to any Equity Interests in any of the Loan Parties or any Subsidiary, or any payment (whether in cash, securities or other property; save and except for dividends payable in Equity Securities of ANS), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any of the Loan Parties or any option, warrant or other right to acquire any such Equity Interests in any of the Loan Parties.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is Cdn$100,000,000.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time.
          “Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
          “Revolving Loan” means a Loan made pursuant to Section 2.01.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to Chase or its Affiliates.
          “Security Agreements” means each of the Security Agreements, dated as of the date hereof, between the respective Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other pledge or security agreement, including any Quebec Security Documents, entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the
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maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of any of the Borrowers or a Loan Party, as applicable.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Loan Parties or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., acting through its Toronto branch, in its capacity as lender of Swingline Loans hereunder (or its US Lending office, in the case of any Swingline Loan to a US Borrower).
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
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          “Timber Tenures” means the forest licences, timber sale licences, timber licences, tree farm licences, pulpwood agreements and woodlot licences granted to any of the Loan Parties pursuant to the Forest Act, or similar applicable laws in any other jurisdiction where the Loan Parties carry on any material part of their business, and all other timber tenures or entitlements of a Loan Party or any of its Subsidiaries, other than an Excluded Subsidiary, in respect of timber now owned or hereafter acquired by a Loan Party or any of its Subsidiaries which if terminated could reasonably be expected to give rise to a Material Adverse Effect, together with all rights, authorizations and benefits connected therewith or appurtenant thereto and all renewals, replacements, amendments, subdivisions, consolidations, partitions, conversions or substitutions thereof or therefore.
          “Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate or the CDOR Rate, in the case of Canadian Dollar Loans, or the Adjusted LIBO Rate or the Alternate Base Rate, in the case of US Dollar Loans.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “US Borrowers” means Ainsworth Engineered (USA), LLC, a Delaware limited liability company, and Ainsworth Corp., a Minnesota corporation.
          “US Dollars” or “US$” refers to lawful money of the United States of America.
          “US Dollar Loans” means any Loans denominated in US Dollars bearing interest at the ABR or the Adjusted LIBO Rate.
          “US Funding Accounts” has the meaning given to it in Section 4.01(h).
          “US Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans and extend credit to any Borrower that is located in the United States, any state thereof or the District of Columbia.
          “US Prime Rate” means the rate of interest per annum publicly announced from time to time by the Lender as its prime rate for US Dollar-denominated commercial loans made in Canada; each change in the US Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
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          SECTION 1.02. Classification of Loans and Borrowings.
          For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03. Terms Generally.
          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP.
          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Currency Matters.
          Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Canadian Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted in the Equivalent Amount of Canadian Dollars on the date of calculation, comparison, measurement or determination. In particular, without limitation, for purposes of valuations or computations under Article II, Article III, Article V, Article VI and Article VII and calculating Availability, the Borrowing Base, Eligible Accounts, Eligible Inventory, Commitments or Revolving Exposure, unless expressly provided otherwise, where a reference
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is made to a dollar amount, the amount is to be considered as the amount in Canadian Dollars and, therefor, each other currency shall be converted into the Equivalent Amount thereof in Canadian Dollars.
ARTICLE II
The Credits
          SECTION 2.01. Commitments.
          Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Canadian Borrower denominated in either Canadian Dollars or US Dollars, and each Lender, through its US Lending Office, agrees to make Revolving Loans to the US Borrowers denominated in US Dollars, in each case from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings
          (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans and each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrowers may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as Canadian Prime Rate Borrowings or ABR Borrowings but may be converted into CDOR Rate Borrowings or Eurodollar Borrowings, as applicable, in accordance with Section 2.08. Each Swingline Loan shall be a Canadian Prime Rate Loan or an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of US$10,000 and not less than US$1,000,000. At the commencement of each Interest Period for any CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn$10,000 and not less than Cdn$1,000,000. At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000 or Cdn$1,000, as applicable, and not less than US$1,000 or Cdn$1,000, as applicable; provided that an ABR Borrowing or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of Cdn$1,000 or US$1,000 and not less than Cdn$1,000 or US$1,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 5 Eurodollar Borrowings or CDOR Rate Borrowings outstanding.
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          (d) Notwithstanding any other provision of this Agreement, (i) the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, and (ii) the Borrowers shall not request a Borrowing or Letter of Credit for the account of the US Borrowers without at least fifteen (15) days prior written notice to the Administrative Agent of the initial advance request on its behalf.
          SECTION 2.03. Requests for Revolving Borrowings.
          To request a Revolving Borrowing, the Borrowers shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, not later than 10:00 a.m., Vancouver time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing, not later than 10:00 a.m., Vancouver time, on the date of the proposed Borrowing; provided that any such notice of a Canadian Prime Rate Borrowing or an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Vancouver time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
     (i) identify the Borrower making such Borrowing, the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be denominated in Canadian Dollars or US Dollars;
     (iv) whether such Borrowing is to be a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing, an ABR Borrowing or a Eurodollar Borrowing; and
     (v) in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
          If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing, if denominated in Canadian Dollars, shall be a Canadian Prime Rate Borrowing and, if denominated in US Dollars, shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested CDOR Rate Borrowing or Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s (or 30 days’ in the case of CDOR) duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Protective Advances.
          (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to) at any time after the occurrence of an Event of Default, to make
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Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed Cdn$10,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate unused Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favour of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Canadian Prime Rate or ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by 100% of the Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
          SECTION 2.05. Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Canadian Borrower in Canadian Dollars or US Dollars, or, through its US Lending Office, to the US Borrowers in US Dollars from time to time during the Availability Period, in an aggregate principal amount at any time outstanding to each such Borrower that will not result in (i) the aggregate principal amount of outstanding Swingline Loans to the Canadian Borrower exceeding Cdn$10,000,000, (ii) the aggregate principal amount of all outstanding Swingline Loans to the US Borrowers exceeding the Equivalent Amount in US Dollars of Cdn$10,000,000, or (iii) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and Availability; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrowers shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 11:00 a.m., Vancouver time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrowers. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the applicable Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement
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as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Vancouver time, on the requested date of such Swingline Loan.
          (b) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Vancouver time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
          SECTION 2.06. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Letters of Credit denominated in either Canadian Dollars or US Dollars for account of the Canadian Borrower, or Letters of Credit denominated in US Dollars for the account of a US Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am, Vancouver time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter
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of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed Cdn$40,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Vancouver time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 9:00 a.m., Vancouver time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 11:00 a.m., Vancouver time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 9:00 a.m., Vancouver time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than Cdn$1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Canadian Prime Rate Borrowing or ABR Borrowing, as applicable, or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Rate Borrowing or ABR Borrowing, as applicable or Swingline Loan. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable
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Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Canadian Prime Rate Loans or ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice
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shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Prime Rate Loans if in Canadian Dollars or ABR Revolving Loans if in US Dollars; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.
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If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived.
          SECTION 2.07. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Vancouver time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05 and provided that each Lender agrees to fund such Loan for the account of the US Borrowers from its US Lending Office. The Administrative Agent will make such Loans available to the applicable Borrowers by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that Canadian Prime Rate Loans and ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance, shall be retained by the Administrative Agent.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of either the Federal Funds Effective Rate (in the case of US Dollar – denominated amounts) or the Administrative Agent’s cost of funds (in the case of Canadian Dollar – denominated amounts) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans (in the case of US dollar–denominated amounts) or Canadian Prime Rate Loans (in the case of Canadian dollar–denominated amounts). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections.
          (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a CDOR Rate Borrowing or a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided that a Borrowing in one currency may only be converted to another Type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
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          (b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing, if in Canadian Dollars, is to be a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing, or, if in US Dollars, is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a CDOR Rate Borrowing or a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a CDOR Rate Borrowing or a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s (or 30 days’ in the case of CDOR) duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          (f) If the Borrowers fail to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no
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outstanding Borrowing may be converted to or continued as a CDOR Rate Borrowing and (ii) unless repaid, each CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination of Commitments.
          (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
          (b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.
          (c) The Borrowers shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.
          SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt.
          (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the applicable Borrower shall repay all Swingline Loans then outstanding.
          (b) At all times that full cash dominion is in effect pursuant to Article VII of any of the Security Agreements, on each Business Day, at or before 11:00 a.m., Vancouver time, the Administrative Agent shall apply all immediately available funds credited to the applicable Collection Accounts first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) and to cash collateralize outstanding LC Exposure.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
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          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans.
          (a) Each Borrower shall have the right at any time and from time to time to prepay without premium or penalty any Borrowing made by it in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section.
          (b) In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, including as a result of any currency exchange fluctuation, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.
          (d) All such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swing Line Loans) and to cash collateralize outstanding LC Exposure and any such application of proceeds shall be made without a corresponding reduction in the Revolving Commitment.
          (e) The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a CDOR Rate Borrowing or a Eurodollar Borrowing, not later than 10:00 a.m., Vancouver time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Canadian Prime Rate Borrowing or an ABR Borrowing, not later than 10:00 a.m., Vancouver time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Vancouver time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as
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contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          SECTION 2.12. Fees.
          (a) The Canadian Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, at a per annum rate equal to 1.50% per annum on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure in respect of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower Representative and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

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          SECTION 2.13. Interest.
          (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Canadian Prime Rate Borrowing (including each Swingline Loan) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
          (c) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (d) The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (e) Each Protective Advance shall bear interest at the Canadian Prime Rate, if denominated in Canadian Dollars, or at the Alternate Base Rate, if denominated in US Dollars, plus the Applicable Rate for Revolving Loans plus 2% per annum.
          (f) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
          (g) Accrued interest on each Loan shall be payable by the Borrowers in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Canadian Prime Rate Loan or an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any CDOR Rate Loan or any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (h) All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Adjusted LIBO Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Federal Funds Effective Rate shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Canadian Prime Rate, Alternate Base Rate, CDOR Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          (i) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 or 356 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or 365 or such other period of time, respectively.
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          (j) Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate the Borrowers or any other Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13(j), and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Borrowers shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.13(j) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.
          SECTION 2.14. Alternate Rate of Interest.
          (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
      (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
      (ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.
          (b) If prior to the commencement of any Interest Period for a CDOR Rate Borrowing:
      (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the CDOR Rate for such Interest Period; or
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      (ii) the Administrative Agent determines the CDOR Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a CDOR Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a CDOR Revolving Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.
          SECTION 2.15. Increased Costs.
          (a) If any Change in Law shall:
      (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
      (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered (for greater certainty, other than in respect of Indemnified Taxes or Other Taxes, subject to Section 2.17).
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
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          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments.
          In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the CDOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US dollar deposits of a comparable amount and period to such Eurodollar Loan from other banks in the eurodollar market, or for Canadian dollar deposits of a comparable amount and period to such CDOR Rate Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes.
          (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Parties shall make such deductions and (iii) the Loan Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
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          (c) The Loan Parties shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Loan Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender or any office or affiliate of a Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a US Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement made by a US Borrower shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Loan Parties as will permit such payments to be made without withholding or at a reduced rate.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Parties, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.
          (g) Each of the Lenders party hereto as of the Effective Date (other than in respect of each of their respective US Lending Offices) severally represents and warrants to the Loan Parties, that it is not a Foreign Lender.
          SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.
          (a) Each of the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 11:00 a.m., Vancouver time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been
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received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 200 Bay Street Toronto, Ontario, in the case of payments made by or for the account of the Canadian Borrower, and at its offices at 120 South LaSalle St., 8th Floor, Chicago, IL, 60603, in the case of payments made by or for the account of a US Borrower, or such other offices as it may direct from time to time, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated, and, if not otherwise specified, in Canadian Dollars. At all times that full cash dominion is in effect pursuant to Article VII of the Security Agreements, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Accounts when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any CDOR Rate Loan or any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such CDOR Rate Loan or such Eurodollar Loan or (b) in the event, and only to the extent, with respect to CDOR Rate Loans, that there are no outstanding Canadian Prime Rate Loans, and with respect to Eurodollar Loans, that there are no outstanding ABR Loans, of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a
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request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any of the Borrowers maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and each agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers or any one of them rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05, 2.06(d), 2.06(e), 2.07(b), 2.18(e) or 9.03(c) hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
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          SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
          If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:
          (a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);
          (b) the Borrowers may, at their sole expense and effort, require such Lender or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
          SECTION 2.20. Returned Payments.
          If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
          SECTION 2.21. Joint and Several Liability of Loan Parties.
          (a) Each Loan Party authorizes the Borrower Representative with full power and authority as attorney-in-fact, to execute and deliver Borrowing Requests, request for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Borrowers or the other Loan Parties to the Administrative Agent and the Lenders pursuant to this Agreement and to receive notices and
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other communications whether orally or in writing, delivered under any Loan Document for and on behalf of each Borrower or other Loan Party. Each Loan Party agrees that it shall be bound by any action taken by the Borrower Representative on its behalf pursuant to such appointment.
          (b) Each of the Loan Parties acknowledges and agrees that it is the intent of the parties that each such Loan Party be primarily liable for all of the Secured Obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Loan Party hereunder arising solely by reason of its being jointly and severally liable for Borrowings and other extensions of credit taken by Loan Parties, the obligations of such Loan Party shall be absolute, unconditional and irrevocable irrespective of:
      (i) any lack of validity, legality or enforceability of this Agreement or any note as to any Loan Party, as the case may be;
      (ii) the failure of any Lender or any holder of any note:
(1)	to enforce any right or remedy against any Loan Party, as the case may be, or any other Person or Loan Guarantor under the provisions of this Agreement, such note, or otherwise, or

(2)	to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;
      (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;
      (iv) any reduction, limitation, impairment or termination of any Indebtedness with respect to any Loan Party, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Loan Parties hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Loan Party, as the case may be;
      (v) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the notes securing any of the Indebtedness; or
      (vi) any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Loan Party, as the case may be, any surety or any guarantor.
          (c) Each of the Loan Parties agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Lender or any holder of any note, upon the insolvency, bankruptcy or reorganization of any Loan Party, as the case may be, as though such payment had not been made;
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          (d) Each of the Loan Parties hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (iv) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing;
          (e) No delay on any of the Lenders part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Loan Party’s Indebtedness under this Agreement;
          (f) Each of the Loan Parties hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning the Loan Parties’ affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide any Loan Party with any credit or other information concerning such Loan Parties’ affairs, financial condition or business which may come into the Lenders’ possession;
          (g) Each of the Loan Parties represents and warrants (i) that the business operations of the Loan Parties are interrelated and that the business operations of the Loan Parties complement one another, and such entities have a common business purpose, and (ii) that, to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and that (iii) the proceeds of advances under the Loans and the other credit facilities extended hereunder will directly or indirectly benefit the Loan Parties hereunder, severally and jointly, regardless of which Loan Party receives part or all of the proceeds of such Borrowings;
          (h) Notwithstanding anything to the contrary contained herein, it is the intention of the Loan Parties, the Administrative Agent and the Lenders that the amount of the respective Loan Parties’ and Loan Guarantors’ obligations under this Agreement shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Loan Parties’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Loan Parties’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render any Loan Party’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws (such highest amount determined hereunder being the relevant Loan Party’s “Maximum Liability”). To the extent any payment actually made hereunder exceeds the limitation contained in this Section 2.21(h), then the amount of such excess shall, from and after the time of payment by the Borrowers, Loan Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Loan Parties. The foregoing proviso is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder against the Loan Parties to the maximum extent permitted by Applicable Insolvency Laws and neither any Loan Party nor any Loan Guarantor nor any other Person shall have any right or claim under this Section 2.21(h) that would not otherwise be available under Applicable Insolvency Laws.
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ARTICLE III
Representations and Warranties
          Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
          SECTION 3.01. Organization; Powers.
          Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; Enforceability.
          The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts.
          The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
          SECTION 3.04. Financial Condition; No Material Adverse Change.
          (a) ANS has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported on by Deloitte & Touche LLP, independent chartered accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of ANS and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since September 30, 2005.
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          SECTION 3.05. Properties.
          (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
          (b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement.
          (c) Except for any such matter that individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Timber Tenure of the Loan Parties and each applicable plan and permit issued thereunder is in good standing and in full force and effect, without default in, or non-compliance with, any of the terms, provisions or conditions thereof and all rentals, stumpage, royalty and scale accounts and other taxes, assessments and costs arising under such Timber Tenures are paid.
          SECTION 3.06. Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) is or has become, subject to any Environmental Liability.
          (c) Except for Disclosed Matters, no Loan Party has received any notice that could result in a Material Adverse Effect, including from any Person under the Woodworker Lien Act (British Columbia) or from any Governmental Authority concerning duties, Taxes, rentals, stumpage, royalty and scale accounts and other taxes, assessments and costs, cutting rights, licences, permits or other approvals required to operate their business.
          (d) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
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          SECTION 3.07. Compliance with Laws and Agreements.
          Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.08. Investment and Holding Company Status.
          No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
          SECTION 3.09. Taxes.
          Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in accordance with Section 5.04. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in full and complete compliance with all applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.
          SECTION 3.10. ERISA.
          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the most recent actuarial reports delivered to the Administrative Agent and the Lenders, as of the Effective Date the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan , and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11. Canadian Pension Plans and Benefit Plans.
          Schedule 3.11 lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to the Loan Parties and their Subsidiaries. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other applicable laws which require registration. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 3.11, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule 3.11, each of the Canadian Pension Plans is fully funded on a solvency
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basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).
          SECTION 3.12. Disclosure.
          Each of the Loan Parties has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
          SECTION 3.13. Material Agreements.
          All agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement and which if terminated could reasonably be expected to give rise to a Material Adverse Effect are listed on Schedule 3.13. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.
          SECTION 3.14. Solvency.
          Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) each Loan Party’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due, and (iv) each Loan Party has not ceased paying its current obligations in the ordinary course of business as they generally become due.
          SECTION 3.15. Insurance.
          Schedule 3.15 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and the Subsidiaries is adequate.
          SECTION 3.16. Capitalization and Subsidiaries.
          Schedule 3.16 sets forth (a) a correct and complete list of the name and relationship to ANS of each and all of its Subsidiaries, (b) a true and complete listing of each class of each of the Loan Parties’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.16, and (c) the type of entity of the Loan Parties and each of their Subsidiaries. All of the issued and
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outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.
          SECTION 3.17. Security Interest in Collateral.
          The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favour of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favour of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
          SECTION 3.18. Labour Disputes.
          As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Loan Parties, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Employment Standards Act (British Columbia), the U.S. Fair Labour Standards Act or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, including without limitation, on account of the Canada and Quebec Pension Plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
          SECTION 3.19. Affiliate Transactions.
          Except as set forth on Schedule 3.19, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding Equity Interests of) any publicly traded company that may compete with a Loan Party.
          SECTION 3.20. Common Enterprise.
          The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
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ARTICLE IV
Conditions
          SECTION 4.01. Effective Date.
          The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel under the laws of British Columbia, Minnesota and Nova Scotia, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B (a), (b) and (c), together with opinions of local counsel in each jurisdiction in which a perfected Lien on the Collateral has been created in favour of the Administrative Agent for the benefit of the Lenders.
          (b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of ANS for the December 31, 2004 fiscal year, (ii) unaudited interim consolidated financial statements of ANS for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of ANS, and (iii) satisfactory projections through 2008.
          (c) Closing Certificates; Certified Certificate of Incorporation; Status Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by laws or operating, management or partnership agreement, and (ii) a certificate of compliance/status/good standing (as applicable) for each Loan Party from its jurisdiction of organization and each jurisdiction in which it carries on business.
          (d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of ANS, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
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          (e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid on or before the Effective Date.
          (f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
          (g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.
          (h) Funding Account. The Administrative Agent shall have received a notice setting forth a Canadian Dollar deposit account and a US Dollar deposit Account of the Canadian Borrower (the “Canadian Funding Accounts”) and a US Dollar deposit account of each of the US Borrowers (the “US Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
          (i) Customer List. The Administrative Agent shall have received a true and complete Customer List.
          (j) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer.
          (k) Borrowing Base Certificate. The Administrative Agent and Lenders shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the week immediately preceding the Effective Date.
          (l) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations under this Agreement current, the Borrowers’ Availability shall not be less than $50,000,000.
          (m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favour of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
          (n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Article IV of each of the Security Agreements.
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          (o) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
          (p) Governmental Approvals Certificate. The Administrative Agent shall have received a certificate of an officer of ANS in form and substance satisfactory to it that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the continuous carrying on of business by the Loan Parties and their Subsidiaries.
          (q) Due Diligence. The capital structure and corporate structure of each Loan Party and the terms and conditions of all Indebtedness of each Loan Party shall be acceptable to the Lenders and the Lenders shall have completed their business and legal due diligence, including a field examination that is satisfactory to Lenders of Accounts, Inventory, and related working capital matters and financial information of the Loan Parties and their Subsidiaries, including all related data processing and other systems.
          (r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.
          The Administrative Agent shall notify the Loan Parties and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Vancouver time, on December 16, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event.
          The obligation of the Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and if they are not true and correct the Administrative Agent or the Required Lenders shall have determined not to make any make a Loan or instructed the Issuing Bank not to issue Letters of Credit as a result of the fact that such representation or warranty is untrue or incorrect.
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the Administrative Agent or the Required Lenders shall have determined not to make such Borrowing or instructed the Issuing Bank not to issue such Letter of Credit as a result of such Default.
          (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.
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          (d) To the extent not previously delivered in connection with an outstanding Loan, delivery of the documents specified in (c), (d), (g), and (h) of Section 5.01 for the most recent fiscal month preceding the Borrowing.
          (e) Delivery of a Borrowing Base Certificate for the most recent fiscal month preceding the Borrowing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Administrative Agent and the Lenders that:
          SECTION 5.01. Financial Statements; Borrowing Base and Other Information.
          The Loan Parties will furnish to the Administrative Agent and each Lender:
          (a) within 90 days after the end of each fiscal year of ANS, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of ANS and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;
          (b) within 45 days after the end of each of the first three fiscal quarters of ANS, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of ANS and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) for each calendar month for which there is Revolving Exposure outstanding on the last Business Day thereof, within 20 days after the end of such month ANS’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of ANS and its consolidated
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Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of ANS in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of ANS and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01(n) and Section 6.11, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (v) a statement of outstanding Swap Obligations;
          (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (f) as soon as available, but in any event prior to the end of each fiscal year of the Loan Parties, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Loan Parties for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
          (g) as soon as available, but in any event within 20 days of the end of each fiscal quarter of the Loan Parties, and within 20 days of the end of each calendar month (if there is Revolving Exposure outstanding on the last Business Day thereof), a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that, if on any 5 days during a calendar month or for any 3 consecutive days during a calendar month ending after the Effective Date, Availability is less than Cdn$40,000,000, thereafter such Borrowing Base Certificate shall be delivered within 3 days of the end of each calendar week; provided however that the calculation of Eligible Inventory will only be updated monthly;
          (h) as soon as available, but in any event within 20 days of the end of each fiscal quarter of the Loan Parties, and within 20 days of the end of each calendar month (if there is Revolving Exposure outstanding on the last Business Day thereof), all delivered electronically in a text formatted file (not in an Adobe *.pdf file):
      (i) a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
      (ii) a schedule detailing the Borrowers’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process, spare parts and replacements and finished goods), by product type, and
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by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrowers are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;
      (iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
      (iv) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledgers and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;
      (v) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and
      (vi) a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file (not in an Adobe *.pdf file);
          (i) at any time while there is outstanding Revolving Exposure outstanding, or in connection with a request for a Borrowing or Letter of Credit, promptly upon the Administrative Agent’s request:
      (i) copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
      (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;
      (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
      (iv) as of the period then ended, the Borrowers’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal; and
      (v) an updated customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by an Financial Officer of ANS;
          (j) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrowers or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by ANS to its shareholders generally, as the case may be; and
          (k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any of the Loan Parties or any Subsidiary, or
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compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events.
          The Loan Parties will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $20,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Canadian Benefit Plan, Canadian Pension Plan or any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $20,000,000 or (vii) involves any product recall;
          (c) any notice or other written communication with the Ministry of Forests or other applicable Governmental Authority concerning the Timber Tenures or with any First Nations group or its representatives regarding land claims or compensation therefor, which might reasonably be expected to give rise to a Material Adverse Effect;
          (d) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral;
          (e) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;
          (f) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located and the default is in respect of obligations in excess of $1,000,000 which are outstanding on the date a request for a Borrowing or Letter of Credit is made and thereafter, while there is outstanding Revolving Exposure, within two Business Days after receipt thereof;
          (g) all amendments, defaults or termination or suspension events under any of the Material Agreements that could reasonably be expected to result in liability of ANS and its Subsidiaries in an aggregate amount exceeding $20,000,000, together with a copy of each such amendment or applicable notice in respect of such events, if any;
          (h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of ANS and its Subsidiaries in an aggregate amount exceeding $20,000,000; and
          (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
          Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Loan Parties setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
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          SECTION 5.03. Existence; Conduct of Business.
          Each Loan Party will, and will cause each Subsidiary (other than Excluded Subsidiaries) to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (except to the extent that such failure would not have a Material Adverse Effect) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which Collateral is located or maintained; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except as permitted under Section 6.04.
          SECTION 5.04. Payment of Obligations.
          Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, any and all rental, stumpage, scaling, permit fees and expenses, royalties and other amounts payable to the Crown under the Forest Act (British Columbia) and the Forest Practices Code (British Columbia) or otherwise, and all other amounts, the non-payment of which may result in a Prior Claim , before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not be reasonably expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties.
     Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          SECTION 5.06. Books and Records; Inspection Rights.
          Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Each Loan Party will permit the Administrative Agent to conduct field audit examinations of the Loan Party’s assets, liabilities, books and records at a frequency not more than once every calendar year; provided further that the Loan Party will permit the Administrative Agent to conduct such examinations (a) if Availability is less than Cdn$40,000,000 on any 5 days during a calendar month or for any 3 consecutive days during a calendar month ending after the Effective Date, semi-annually at any time thereafter, and (b) at any time, and with any reasonable frequency, after a Default. In connection with such filed audits, the Loan Party will permit the Administrative Agent to make test verifications of the Accounts with the Loan Party’s customers.
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          SECTION 5.07. Compliance with Laws.
          (a) General. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Canadian Pension Plans and Benefit Plans.
      (i) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will and will cause each Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations).
      (ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.
      (iii) The Loan Parties shall deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary of any Loan Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within 30 days of any increase in benefits of a Canadian Benefit Plan or Canadian Benefit plan having a cost to one or more of the Loan Parties and their Subsidiaries in excess of 20% of the annual amount of any existing benefits payable under any Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Loan Party was not previously contributing.
          (c) Environmental Covenant. The Loan Parties and each Subsidiary (1) shall be at all times in material compliance with all Environmental Laws, and (2) shall similarly ensure that the assets and operations are in material compliance with all Environmental Laws and that no Hazardous Materials are, contrary to any Environmental Laws, discharged, emitted, released, generated, used, stored, managed, transported or otherwise dealt with.
          SECTION 5.08. Use of Proceeds.
          The proceeds of the Loans will be used only for general corporate purposes of the Loan Parties in the ordinary course of business. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.09. Insurance.
          Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily
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maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Loan Parties will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          SECTION 5.10. Casualty and Condemnation.
          The Loan Parties (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents
          SECTION 5.11. Appraisals.
          At any time that the Administrative Agent requests, not more than once every calendar year the Loan Parties and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that at the Administrative Agent’s request, such appraisals or updates shall be provided (a) if Availability is less than Cdn$40,000,000 on any 5 days during a calendar month or for any 3 consecutive days during a calendar month ending after the Effective Date, semi-annually at any time thereafter, and (b) at any time, and with any reasonable frequency, after a Default.
          SECTION 5.12. Additional Collateral; Further Assurances.
          (a) Subject to applicable law, the Loan Parties shall cause each of their respective Subsidiaries (other than Excluded Subsidiaries) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.
          (b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
          (c) If any material assets that would constitute Collateral are acquired by the Loan Parties or any Subsidiary that is or becomes a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreements that become subject to a first priority perfected
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Lien under the Security Agreements upon acquisition thereof), the Loan Parties will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Loan Parties will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Administrative Agent and the Lenders that:
          SECTION 6.01. Indebtedness.
          No Loan Party will, nor will it permit any Subsidiary (other than an Excluded Subsidiary) to, create, incur or suffer to exist any Indebtedness, except:
          (a) the Secured Obligations;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
          (c) Indebtedness of ANS to any Subsidiary and of any Subsidiary to ANS or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to ANS or to any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
          (d) Guarantees by ANS of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of ANS or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by ANS or any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be unsecured and subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is unsecured and subordinated to the Secured Obligations;
          (e) Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of US$10,000,000 or 2% of Consolidated Net Tangible Assets of ANS at any time outstanding;
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          (f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), and (k) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favourable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favourable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
          (g) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
          (h) Indebtedness of any Loan Party in respect of statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, and trade and standby letters of credit in each case provided in the ordinary course of business and consistent with past practice;
          (i) Indebtedness of any Loan Party consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including without limitation, any Equity Interests, in accordance with the provisions of this Agreement;
          (j) Indebtedness incurred to fund a purchase by a Loan Party or a Subsidiary of the interest of Grant in the Footner Plant; provided, that (i) (x) such Loan Party or Subsidiary has accepted an offer from any Person, other than a Loan Party, to purchase the interest in the Footner Plant that is acquired from Grant at a concurrent closing for an amount not less than the purchase price payable to Grant; and (y) such Indebtedness is repaid in full at such concurrent closing from the transfer of the interest in the Footner Plant purchased from Grant at such closing; or (ii) there shall not have been a decrease in the rating of the senior notes of ANS outstanding under the Indentures (“Notes”) by any rating agency (as defined in the applicable Indenture) by one or more rating categories that occurs within 90 days (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any rating agency) after the date of the later of (A) notice to the public or the rating agencies of the intention of a Loan Party or a Subsidiary to incur Indebtedness to fund such a purchase or (B) the incurrence by a Loan Party or a Subsidiary of Indebtedness to fund such a purchase;
          (k) Indebtedness not otherwise permitted hereunder in an aggregate principal amount not exceeding US$50,000,000 at any time outstanding;
          (l) Indebtedness incurred in respect of Swap Obligations permitted under Section 6.06;
          (m) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms; and
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          (n) any Indebtedness created or incurred if the Fixed Charge Coverage Ratio of ANS for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is created or incurred would have been less than 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.
          SECTION 6.02. Liens.
          No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to any Loan Document;
          (b) Permitted Encumbrances;
          (c) any Lien on any property or asset of the Loan Parties or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Loan Parties or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Loan Parties or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Loan Parties or any Subsidiary;
          (e) any Lien existing on any property or asset (other than Accounts and Inventory or Equity Interest) prior to the acquisition thereof by the Loan Parties or any Subsidiary or existing on any property or asset (other than Accounts and Inventory or Equity Interest) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (f) Liens arising out of sale and leaseback transactions otherwise permitted hereunder;
          (g) Liens granted by a Subsidiary that is not a Loan Party in favour of ANS or another Loan Party in respect of Indebtedness owed by such Subsidiary;
          (h) Liens incurred in the ordinary course of business of ANS or any Loan Party against assets other than Collateral with respect to obligations that do not exceed at any one time outstanding 5% of the Consolidated Net Tangible Assets of ANS;
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          (i) a general security agreement between ANS and Grant securing the obligations of ANS or its Subsidiaries under the High Level Memorandum of Agreement or similar documents relating to the Footner Plant and charging only the interest of ANS and its Subsidiaries in assets comprising, or used solely in respect of, the Footner Plant;
          (j) Liens charging cash collateral incurred in respect of the BMO Facilities, or any permitted extension, refinancing or renewal of the same under Section 6.01(f); and
          (k) Liens incurred against assets other than Collateral in respect of Indebtedness (together with any Indebtedness secured against fixed or capital assets in clause (d) above) that does not exceed at any one time outstanding, in aggregate, Cdn$150,000,000;
provided that ANS shall provide the Administrative Agent at least 30 days’ prior notice of any new Liens securing Indebtedness in excess of Cdn$10,000,000 against real property (leased or owned), equipment or fixed assets located at any premises where Collateral is located, and any such Liens shall be made subject to such inter-creditor agreements and rights of access and use as Administrative Agent may request in its Permitted Discretion prior to incurrence of such Liens; or alternatively, the Administrative Agent may in its Permitted Discretion, establish Reserves in respect of any such Indebtedness.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clause (a) above, (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clause (a) above, and (3) Equity Interests in any Loan Party, other than those permitted under clause (a) of the definition of Permitted Encumbrances.
          SECTION 6.03. Fundamental Changes.
          (a) No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries) to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, or sell all or substantially all of its property or assets, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) ANS may amalgamate with or merge into another Borrower or Loan Party in a transaction in which ANS is the surviving corporation, (ii) any Loan Party may amalgamate with or merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Parties determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders.
          (b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than Permitted Lines of Business.
          (c) No Loan Party will amend its constating documents, bylaws, operating, management or partnership agreement or other organizational documents in a manner that would adversely affect the Administrative Agent or Lenders or any Loan Party’s ability or duty to repay the Obligations; and no Loan Party shall change its name, jurisdiction of incorporation, formation or organization without giving at least 30 days prior written notice to the Administrative Agent.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.
          No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party
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and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
          (a) Cash Equivalents;
          (b) investments in existence on the date of this Agreement and described in Schedule 6.04;
          (c) investments by the Loan Parties and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that any such investments by Loan Parties in Subsidiaries that are not Loan Parties as of the Effective Date shall only be made if (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to such investment, (B) the Borrowers shall have Availability of at least $40,000,000 (on a pro forma basis) for at least 90 days after giving effect to such investment, as evidenced by a certificate of ANS delivered to the Administrative Agent prior to the time of such investment, in form and substance reasonably satisfactory to the Administrative Agent, and (C) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (d) loans or advances made by the Loan Parties to any Subsidiary and made by any Subsidiary to any of the Loan Parties or any other Subsidiary, provided that any such investments by Loan Parties in Subsidiaries that are not Loan Parties as of the Effective Date shall only be made if (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to such investment, (B) the Borrowers shall have Availability of at least $40,000,000 (on a pro forma basis) for at least 90 days after giving effect to such investment, as evidenced by a certificate of ANS delivered to the Administrative Agent prior to the time of such investment, in form and substance reasonably satisfactory to the Administrative Agent, and (C) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (inclusive of the outstanding Guarantees permitted under Section 6.04(e)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that any such investments by Loan Parties in Subsidiaries that are not Loan Parties as of the Effective Date shall only be made if (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to such investment, (B) the Borrowers shall have Availability of at least $40,000,000 (on a pro forma basis) for at least 90 days after giving effect to such investment, as evidenced by a certificate of ANS delivered to the Administrative Agent prior to the time of such investment, in form and substance reasonably satisfactory to the Administrative Agent, and (C) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (inclusive of the outstanding intercompany loans permitted under Section 6.04(d)) shall not exceed $50,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
          (f) Permitted Acquisitions;
          (g) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses,
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relocation costs and similar purposes up to a maximum of $250,000 to any employee and up to a maximum of $4,000,000 in the aggregate at any one time outstanding;
          (h) subject to Sections 4.2(a) and 4.4 of each of the Security Agreements, notes payable, or stock or other securities or investments issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices, and investments received in compromise of claims, settlements of debts or disputes or satisfaction of judgements relating to other obligations payable to a Loan Party in its capacity as trade creditor, which obligations were incurred in the ordinary course of business (including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer);
          (i) investments in Equity Interests or other securities solely in exchange for the issuance of ordinary common shares of ANS;
          (j) investments in the form of Swap Agreements permitted by Section 6.06;
          (k) investments of any Person existing at the time such Person becomes a Subsidiary of a Loan Party or amalgamates, consolidates or merges with a Loan Party or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
          (l) investments received in connection with the dispositions of assets permitted by Section 6.05;
          (m) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
          (n) an investment by a Loan Party in a Permitted Joint Venture; provided that the aggregate amount of all investments made pursuant to this clause (n) does not exceed US$3.0 million at any one time outstanding; and
          (o) other investments in any Person (other than a Subsidiary, which shall be subject to the limits permitted under clauses (c), (d) and (e) above) having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (o) since the Effective Date, not to exceed 5% of the Consolidated Net Tangible Assets of ANS.
          SECTION 6.05. Asset Sales.
          No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Loan Parties permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to a Borrower or another Loan Party in compliance with Section 6.04), except:
          (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
          (b) sales, transfers and dispositions to the Borrowers or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.08;
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          (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
          (d) sales, transfers and dispositions of investments permitted by clauses (j) and (l) of Section 6.04;
          (e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Loan Parties or any Subsidiary; and
          (f) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $25,000,000 during any fiscal year of the Borrowers; provided that such limit shall not apply if at the time of such disposition, there is no outstanding Revolving Exposure and the Loan Parties have at least $25,000,000 of cash (unencumbered by any pledge or Lien other than those permitted under clause (a) of the definition of Permitted Encumbrances) on their combined balance sheet both before and after giving effect to such disposition (without regards to the proceeds of such sale, transfer or disposition);
          (g) the disposition of the interest of ANS and its Subsidiaries in the Footner Plant;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (e) above) shall be made for fair value and for at least 75% cash consideration.
          SECTION 6.06. Swap Agreements.
          No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which a Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of a Loan Party or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Loan Party or any Subsidiary.
          SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness.
          (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) ANS may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) ANS may pay or make any other Restricted Payments as long as (A) no Default or Event of Default has occurred and is continuing or would result after giving effect to such payment and (B) the Borrowers shall have Availability of at least $40,000,000 (on a pro forma basis) for at least 90 days after giving effect to such payment, as evidenced by a certificate of ANS delivered to the Administrative Agent prior to the time of such Restricted Payment.
          (b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other
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property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
      (i) payment of Indebtedness created under the Loan Documents;
      (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
      (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
      (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
      (v) repayment of letter of credit disbursements and payment of letter of credit fees in the ordinary course under the BMO Facility from the proceeds of cash collateral deposited in respect of such obligations; and
      (vi) payment of Indebtedness issued under the Indentures or other Indebtedness; provided that there is no outstanding Revolving Exposure on a pro forma basis after giving effect to such repayment.
          SECTION 6.08. Transactions with Affiliates.
          No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favourable to any Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.07, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of the Loan Parties or any Subsidiary who are not employees of the Loan Parties or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by ANS’s board of directors.
          SECTION 6.09. Restrictive Agreements.
          No Loan Party will, nor will it permit any Subsidiary (other than Excluded Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions
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and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.10. Amendment of Material Documents.
          No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its material rights under (a) any agreement relating to any Subordinated Indebtedness or (b) any Material Agreements if Availability is less than Cdn$40,000,000 at the time of such amendment, modification or waiver would result in Availability being less than Cdn$40,000,000. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties will maintain in good standing and not voluntarily terminate or amend any of the terms or conditions of any of its Timber Tenures.
          SECTION 6.11. Fixed Charge Coverage Ratio.
          The Loan Parties will not permit the Fixed Charge Coverage Ratio, determined for any period of four consecutive fiscal quarters to be less than 1.10 to 1.0, for any such period ending on or after the first day of the calendar month for which Availability is less than Cdn$30,000,000 on any 5 days during such month or for any period of 3 consecutive days during such month.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Loan Parties shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary (other than any Excluded Subsidiary) in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
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          (d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02, (other than Section 5.02(a)), 5.03 through 5.07, 5.09, or 5.10 of this Agreement or (ii) 15 days after the earlier of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;
          (f) any Loan Party or any Subsidiary (other than any Excluded Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) under any Insolvency Law, any incorporation law or other applicable law in any jurisdiction in respect of the:
     (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations,
     (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations,
     (iii) appointment of a trustee, interim receiver, receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, agent or other similar official for a Loan Party, or for all or a substantial part of the assets of a Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary),
     (iv) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets, of such Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) and such case or proceeding shall remain undismissed or unstayed for 60 days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.
          (i) any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) (i) commences on a voluntary basis, or fails to contest in a timely and appropriate manner or consents to the institution of any proceeding referred to in paragraph (h) above or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, interim receiver, receiver
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and manager liquidator, assignee, trustee or sequestrator (or similar official) of such Loan Party or Subsidiary or of all or any substantial part of such Loan Party’s or Subsidiary’s assets, or (ii) take any corporate (or analogous) action in furtherance of any of the foregoing or of any of the proceedings referred to in paragraph (h), or (iii) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due or is otherwise insolvent.
          (j) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party (other than any Excluded Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party and its Subsidiaries (other than any Excluded Subsidiary) in an aggregate amount exceeding (i) $20,000,000 in any year or (ii) $20,000,000 for all periods;
          (l) a Change in Control shall occur;
          (m) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;
          (n) the Loan Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guarantee, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guarantee to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guarantee to which it is a party, or shall give notice to such effect;
          (o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document; or
          (p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to any of the Loan Parties described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Loan Parties,
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take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any of the Loan Parties described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Loan Parties or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any
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Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
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          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          The Syndication Agent, Sole Bookrunner and Sole Lead Arranger shall not have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such, and the designation of such titles is purely honourary in nature.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
     (i) if to any Loan Party, to ANS at:
3194 Bentall IV
1055 Dunsmuir Street
Vancouver, British Columbia
V7X 1L3
Attention:            Chief Financial Officer
Facsimile No:      604-661-3201
with a copy to US Borrowers at:
Ainsworth Engineered (USA), LLC
502 Country Road 63,
Grand Rapids, Minnesota 55744
USA
Attention:            Treasurer
Facsimile No:      218-327-3635
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     (ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A., Toronto Branch at:
200 Bay Street, South Tower, Suite 1800
Toronto, Ontario
M5J 2J2
Attention:            Dan Howat, Managing Director
Facsimile No:      416-981-2375
with a copy to:
JPMorgan Chase Bank, N.A.
120 South LaSalle Street, 8th Floor
Chicago, Illinois 60603
Attention:            John Freeman, Ainsworth Account Executive
Facsimile No:       312-661-6929
     (iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
          All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
          SECTION 9.02. Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver
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thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b)) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Required Lenders, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Loan Guarantor from its obligation under its Loan Guarantee (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
          (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted
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under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of Cdn$5,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Loan Parties may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Loan Parties and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Loan Parties shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Loan Parties hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver.
          (a) Each of the Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
     (i) appraisals;
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     (ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
     (iii) lien and title searches and title insurance;
     (iv) taxes, fees and other charges for recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
     (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
     (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
          (b) Each of the Loan Parties shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Loan Parties or any of their Subsidiaries, or any Environmental Liability related in any way to the Loan Parties or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) To the extent that any of the Loan Parties fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection
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with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable after written demand therefor.
          SECTION 9.04. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(1)	the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(2)	the Administrative Agent; and

(3)	the Issuing Bank.
     (ii) Assignments shall be subject to the following additional conditions:
(1)	except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than Cdn$5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(2)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
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(3)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(4)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register, and no assignment shall be effective for purposes of this Agreement, unless and until such payment shall have been made in full, together with all accrued interest thereon.
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          (c) (i) Any Lender may, without the consent of the Loan Parties, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.03(b) and 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.
     (i) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent or an Event of Default has occurred and is continuing.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival.
          All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
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          SECTION 9.06. Counterparts; Integration; Effectiveness.
          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability.
          Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff.
          If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Loan Parties and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the province of British Columbia, including the federal laws of Canada applicable therein.
          (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any court sitting in British Columbia, Ontario or New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such province or state. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right
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that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL.
          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings.
          Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality.
          Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this
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Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Several Obligations; Nonreliance; Violation of Law.
          The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          SECTION 9.14. USA PATRIOT Act.
          Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.
          SECTION 9.15. Disclosure.
          Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
          SECTION 9.16. Appointment for Perfection.
          Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with the PPSA, Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          SECTION 9.17. Judgement Currency Conversion.
(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in US Dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the
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Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
          (c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
ARTICLE X
Loan Guarantee
          SECTION 10.01. Guarantee.
          Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligee and not merely as surety, absolutely and unconditionally guarantees to the Lenders the Administrative Agent and the Issuing Bank (collectively, the “Guaranteed Parties”) the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrowers, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
          SECTION 10.02. Guarantee of Payment.
          This Loan Guarantee is a guarantee of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrowers, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
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          As an original and independent obligation under this Guarantee, each Loan Guarantor shall:
          (a) indemnify each Guaranteed Party and its successors, endorsees, transferees and assigns and keep the Guaranteed Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by Loan Parties or any of them, to make due and punctual payment of any of the Secured Obligations or resulting from any of the Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Guaranteed Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guarantee); and
          (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Guaranteed Parties have attempted to enforce any rights against any Loan Party or any other Person or otherwise.
          SECTION 10.03. No Discharge or Diminishment of Loan Guarantee.
          (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrowers or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
          (b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
          (c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Loan Parties for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
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          SECTION 10.04. Defenses Waived.
          To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrowers or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrowers or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
          SECTION 10.05. Rights of Subrogation.
          No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
          SECTION 10.06. Reinstatement; Stay of Acceleration.
          If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Loan Parties or otherwise, each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Loan Parties, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
          SECTION 10.07. Information.
          Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
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          SECTION 10.08. Termination.
          The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guarantee until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
          SECTION 10.09. Taxes.
          All payments of the Guaranteed Obligations will be made by each Loan Guarantor free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Guarantor shall make such withholdings or deductions and (iii) such Loan Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          SECTION 10.10. Contribution.
          In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Loan Parties after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any the Loan Parties after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
          SECTION 10.11. Liability Cumulative.
          The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing
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Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
[THIS SPACE INTENTIONALLY LEFT BLANK]
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          The parties have executed this Agreement.

AINSWORTH ENGINEERED CANADA LIMITED PARTNERSHIP, by its General Partner, AINSWORTH LUMBER CO. LTD.
By:	/s/ Michael Ainsworth
	Name:	Michael Ainsworth
	Title:	Executive Vice-President

AINSWORTH CORP.
By:	/s/ Catherine Ainsworth
	Name:	Catherine Ainsworth
	Title:	Secretary

AINSWORTH ENGINEERED (USA), LLC
By:	/s/ Michael Ainsworth
	Name:	Michael Ainsworth
	Title:	Executive Vice-President

AINSWORTH LUMBER CO. LTD.
By:	/s/ Michael Ainsworth
	Name:	Michael Ainsworth
	Title:	Executive Vice-President

AINSWORTH ENGINEERED CORP.
By:	/s/ Michael Ainsworth
	Name:	Michael Ainsworth
	Title:	Executive Vice-President

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     Administrative Agent and Lenders:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually, as Administrative Agent, Lender, Issuing Bank and Swingline Lender
By:	/s/ Dan Howat
	Name:	Dan Howat
	Title:	Senior Vice-President

AND by its applicable US Lending Office: JPMORGAN CHASE BANK, N.A.
By:	/s/ John Freeman
	Name:	John Freeman
	Title:	Vice-President

GE CANADA FINANCE HOLDING COMPANY, as Lender
By:	/s/ Jack Morrone
	Name:	Jack Morrone
	Title:	Senior Vice-President

AND by its applicable US Lending Office: GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Jack Morrone
	Name:	Jack Morrone
	Title:	Duly Authorized Signatory

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Schedule 1.01 — Excluded Subsidiaries

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Schedule 2.01 — Commitment Schedule

Lender	Commitment
JPMorgan Chase Bank, N.A., Toronto Branch	$60,000,000
GE Canada Finance Holding Company	$40,000,000

Total	$100,000,000.00

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Schedule 3.05 — Properties

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Schedule 3.06 — Disclosed Matters

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Schedule 3.11 — Canadian Pension Plans and Benefit Plans

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Schedule 3.13 — Material Agreements

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Schedule 3.15 — Insurance

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Schedule 3.16 — Capitalization and Subsidiaries

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Schedule 3.19 — Affiliate Transactions

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Schedule 6.01 — Existing Indebtedness

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Schedule 6.02 — Existing Liens

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Schedule 6.04 — Existing Investments

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Schedule 6.09 — Existing Restrictions

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Exhibit A — Assignment and Assumption
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

[1]	Select as applicable.

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     6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned	all Lenders	Assigned	Commitment/Loans[2]
Revolving Commitment	$	$	%
Effective Date:                                               , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name: ●
Title: ●

[NAME OF ASSIGNEE]

By:

Name: ●
Title: ●

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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[Consented to and] Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By:

Name: ●
Title: ●
[Consented to:]3
[NAME OF RELEVANT PARTY]

By:

Name: ●
Title: ●

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

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ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) [if assignment is prior to an Event of Default,] the Lender is not a Foreign Lender; except to the extent that such Lender shall maintain a US Lending Office; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption

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by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Province of British Columbia.

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Exhibit B — Opinion of Counsel for the Borrower

File No.: 36897-269
December 14, 2005

JP Morgan Chase Bank, N.A.,	McMillan Binch Mendelsohn LLP
as Administrative Agent	Barristers & Solicitors
200 Bay Street	BCE Place, Suite 4400
Royal Bank Plaza, Suite 1800	Bay Wellington Tower
Toronto, Ontario M5J 2J2	Toronto, Ontario M5J 2T3

The Lenders under the Credit Agreement (as defined
below)
Dear Sirs/Mesdames:
RE : Credit Agreement in favour of Ainsworth Lumber Co. Ltd.
A.  SCOPE OF OPINION
     Introduction
We have acted as British Columbia counsel to Ainsworth Lumber Co. Ltd. (“Ainsworth Lumber”), Ainsworth Engineered Canada Limited Partnership (“Ainsworth LP” and together with Ainsworth Lumber, collectively, the “BC Loan Parties”), Ainsworth Engineered Corp., Ainsworth Corp. and Ainsworth Engineered (USA), LLC (collectively the “Loan Parties”) in connection with a credit agreement dated as of December 14, 2005 (the “Credit Agreement”) among the Loan Parties, JPMorgan Chase Bank, N.A. (Toronto Branch), as Administrative Agent (the “Administrative Agent”), and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger and such financial institutions, together with their respective successors and assigns, which become a party to the Credit Agreement as a lender, as lenders (the “Lenders”), and the security and administrative documents from the Loan Parties contemplated by the Credit Agreement.
     Examination of Documents
We have participated in the preparation of and examined an executed copy of each of the following:
(a)	the Credit Agreement;

(b)	each of the Canadian security agreements (collectively the “Canadian Security Documents”) made by each of the Loan Parties with the exception of Ainsworth

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Engineered (USA), LLC (“Ainsworth LLC”) and Ainsworth Corp. (collectively the “U.S. Loan Parties”) in favour of the Administrative Agent dated as December 14, 2005;

(c)	that certain $100,000,000 Canadian Revolving Note made by Ainsworth LP in favour of GE Canada Finance Holding Company dated December 14, 2005;

(d)	each of the $100,000,000 U.S. Revolving Notes made by the U.S. Loan Parties in favour of General Electric Capital Corporation dated December 14, 2005; and

(e)	the fee letter executed by Ainsworth Lumber in favour of the Agent,
(collectively the “Documents”).
     In connection with the foregoing, we have participated in the preparation of and have examined an executed copy of each of the Documents. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, statutes, public records and certificates of public officials and have considered such questions of law as we have considered relevant, necessary or advisable for purposes of our opinions.
B.	ASSUMPTIONS AND RELIANCE
     In rendering our opinions set forth in this letter, we have assumed and relied upon the following:
(a)	the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as photostatic, certified, conformed, notarial or facsimile copies thereof;

(b)	the due authorization, execution and delivery of the Documents by each of the parties thereto other than the Loan Parties;

(c)	the accuracy and completeness of all corporate minutes, resolutions and records which we have seen in the minute books of the B.C. Loan Parties;

(d)	that all information provided to us by federal and provincial government agencies and departments were correct as at the applicable currency dates and that such information remains current as of the date hereof; and

(e)	this opinion is given based only on the facts existing and laws in place on the date hereof and in this regard we have relied upon Officer’s Certificates of each of the Loan Parties, copies of which are attached, as of the date hereof with respect to the accuracy of the factual matters contained therein. While we have not made any independent investigations in this regard, nothing has come to our attention during our participation with respect to the Documents which leads us to believe that such certificate is incorrect;

(f)	as used herein, the phrase “to our knowledge” means the conscious awareness of facts or other information by Douglas A. Side, Andrea J. Wales or Jim Alam. The foregoing persons are the lawyers of our firm who have acted in connection with the above referenced transaction; and

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(g)	insofar as the opinions expressed in paragraph 10 are concerned, we have assumed in respect of the Loan Parties that are not BC Loan Parties (the “Foreign Loan Parties”):
(i)	that each of the Foreign Loan Parties has been duly incorporated and validly exists under the laws of the jurisdiction of its incorporation;

(ii)	that each of the Foreign Loan Parties has all requisite corporate power and capacity, and that all necessary corporate acts and proceedings have been taken, to authorize the execution, delivery and performance by the Foreign Loan Parties of each of the Documents to which it is a party and the consummation of the transactions contemplated thereby;

(iii)	the execution and delivery by each of the Foreign Loan Parties of each of the Documents to which it is a party and the consummation of the transactions contemplated in such Documents do not breach and will not result in a default under its constating documents;

(iv)	that all requirements of any applicable foreign law in respect of any of the foregoing and in respect of the execution and delivery of the Documents to which any of the Foreign Loan Parties is a party have been complied with; and

(v)	that no foreign laws are contravened by the execution, delivery and performance by any of the Foreign Loan Parties of the Documents to which it is a party or the consummation of the transactions contemplated thereby; and
(h)	where used herein, the terms “foreign laws” and “foreign law” shall include, without limitation, all laws, statutes, rules or regulations having the force of law applicable in those jurisdictions to which each of the Loan Parties is subject (other than BC Laws (as defined herein)).
C.	OPINIONS
     Based upon and subject to the foregoing and to the reservations and qualifications expressed below, we are of the opinion that:
     Credit Parties
1.	Ainsworth Lumber is a corporation amalgamated, and validly existing under the laws of the province of British Columbia.

2.	Ainsworth Lumber has the corporate power and capacity to (i) own its real and personal property and assets and to carry on its business as presently conducted; (ii) borrow money as contemplated by the Credit Agreement; (iii) mortgage, charge, assign, hypothecate, pledge, transfer and otherwise grant a security interest in its assets and the assets of Ainsworth LP in accordance with and on the terms of the Documents to which it is a party; and (iv) execute, deliver and perform its obligations under each of the Documents to which it is a party, on its own behalf, and as general partner on behalf of Ainsworth LP.

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3.	All necessary corporate actions and proceedings have been taken by Ainsworth Lumber to authorize the execution and delivery of and performance by Ainsworth Lumber of each of the Documents to which it is a party, on its own behalf, and as general partner on behalf of Ainsworth LP, and the consummation of the transactions contemplated thereby.

4.	Ainsworth LP is a limited partnership existing under the laws of the Province of British Columbia.

5.	All necessary action has been taken in accordance with the provisions of the Ainsworth Engineered Canada Limited Partnership Agreement dated · and the laws of the Province of British Columbia to authorize the execution, delivery and performance by Ainsworth Lumber, in its capacity as general partner for and on behalf of Ainsworth LP, of each of the Documents to which Ainsworth LP is a party.

6.	Each of the Loan Parties has duly executed and delivered each of the Documents to which it is a party including, in the case of Ainsworth Lumber, on its own behalf, and as general partner for and on behalf of Ainsworth LP.
     Non-Contravention and No Breach Opinion
7.	The execution and delivery by each of the BC Loan Parties of each of the Documents to which it is a party including, in the case of Ainsworth Lumber, on its own behalf, and as general partner on behalf of Ainsworth LP, and the consummation of the transactions contemplated in such Documents do not breach and will not result in a default under its constating documents.

8.	The execution and delivery by each of the Loan Parties of each of the Documents to which it is a party including, in the case of Ainsworth Lumber, on its own behalf, and as general partner on behalf of Ainsworth LP, and the consummation of the transactions contemplated in such Documents do not breach and will not result in a default under any law, statute, rule or regulation having the force of law applicable in the Province of British Columbia, or to our knowledge, any judgment, order or decree of any court, agency, tribunal, arbitrator or other authority to which each of the Loan Parties is subject.

9.	The execution and delivery of, and the performance by each of the Loan Parties of, its obligations under the Documents to which it is a party including, in the case of Ainsworth Lumber, on its own behalf, and as general partner on behalf of Ainsworth LP, do not and will not contravene, to the best of our knowledge: (i) any term, provision or condition of any indenture or agreement listed in Schedule 3.13 of the Credit Agreement; or (ii) result in the creation of any security interest, hypothec, assignment, charge or other lien or encumbrance on any of its properties other than in favour of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders.
     Enforceability Opinion
10.	Each of the Documents constitutes a legal, valid and binding obligation of each of the Loan Parties party thereto including, in the case of Ainsworth Lumber, on

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its own behalf, and as general partner on behalf of Ainsworth LP, and is enforceable against such Loan Parties in accordance with its respective terms.
     Creation of Security Interests
11.	Each of the Canadian Security Documents to which each of the Loan Parties is a party thereto creates a valid security interest in favour of the Administrative Agent on behalf of itself and the Lenders in the collateral described therein in which each of the Loan Parties now has rights, and is sufficient to create a valid security interest in favour of the Administrative Agent on behalf of itself and the Lenders in such collateral charged therein in which the Loan Parties hereafter acquire rights when those rights are acquired by such Loan Parties, in each case, to secure payment and performance of the obligations described therein as being secured thereby.
     Registration and Perfection of Security Interests
12.	Registration has been made in all public offices provided for under the laws of British Columbia or the federal laws of Canada applicable therein where such registration is necessary or desirable to preserve, protect or perfect the security interests created by the Canadian Security Documents to which the Loan Parties are a party in the collateral described therein in favour of the Administrative Agent on behalf of itself and the Lenders. Except such filings and registrations in respect of the Canadian Security Documents to which the Loan Parties are a party as have been made, no action is, and no authorizations, consents, approvals, licences or permits of, further or other filings with or notice to or registrations with any local, provincial or federal, governmental or regulatory authority or agency, regulatory body, court, tribunal or other similar entity are (a) required in connection with the execution, delivery and performance by the Loan Parties of the Documents to which each of them is a party, or (b) required or desirable to preserve, protect or perfect the validity, enforceability or priority, as the case may be, of any of the security interests created by such Documents in favour of the Administrative Agent on behalf of itself and the Lenders.

13.	No taxes, fees or other charges are payable in connection with the execution or delivery of the Documents or the recordation or filing of the Financing Statements relating to the Canadian Security Documents to which the BC Loan Parties are a party, other than nominal recording fees payable in respect of the filing of such Financing Statements pursuant to the PPSA (as hereinafter defined).
D.	RESERVATIONS AND QUALIFICATIONS
     The opinions expressed herein are subject to the following reservations and qualifications:
(a)	We are members of The Law Society of British Columbia and are neither admitted to practice in nor expert on the laws of any other jurisdiction. These opinions are rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein as of the date of this opinion (collectively, the “BC Laws”);

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(b)	The validity, enforceability and binding nature of the Documents may be limited by the application of bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the right, powers, privileges, remedies and/or interests of creditors generally;

(c)	The enforcement of the Documents is subject to and may be limited by general principles of equity;

(d)	To the extent that any of the assets secured under the Canadian Security Documents are or may constitute fixtures as defined in the Personal Property Security Act (British Columbia) (the “PPSA”), the Lender’s security in those fixtures may be subordinate to the interest of a person who acquires an interest in the real property to which those fixtures are affixed before registration by the Administrative Agent and Lenders of a fixtures notice pursuant to the PPSA;

(e)	The Indentures (as defined in the Credit Agreement) are governed by the laws of the State of New York and certain of the agreements listed in Schedule 3.13 of the Credit Agreement are also governed by foreign law. Insofar as the opinions expressed in paragraph 9 are concerned, we have construed the Indentures (as defined in the Credit Agreement) and such agreements in accordance with their ordinary and grammatical meaning and have assumed that the provisions of such Indentures (as defined in the Credit Agreement) and such agreements would be construed under the foreign laws in the same manner as they would be construed under the laws of the Province of British Columbia if each of the Indentures (as defined in the Credit Agreement) and the agreements were governed by the laws of the Province of British Columbia;

(f)	We express no opinion with respect to the laws of any other jurisdiction to the extent that those laws may govern the validity, effect of perfection or non-perfection or enforcement of the security interest created by the Canadian Security Documents as a result of the application of the conflict of laws rules of the Province of British Columbia, including, without limitation, the relevant provisions of the PPSA;

(g)	We express no opinion as to the availability of specific performance or injunctive or other equitable relief or remedy in respect of any of the obligations as set out in the Documents;

(h)	Claims may become barred under the laws relating to the limitation of actions;

(i)	We express no opinion as to whether value has been given in order to perfect a secured party’s security interests pursuant to the Canadian Security Documents;

(j)	To the extent that any of the assets secured under the Canadian Security Documents are or may constitute serial number goods as defined in the PPSA, the failure to register by serial number may result in the Administrative Agent and Lenders not having priority over certain third parties in relation to such assets. As no registration by serial number has been effected in respect of such assets, this opinion is qualified to the extent that further serial number registrations may be necessary or desirable;

(k)	We express no opinion with respect to:

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(i)	the ownership of or title to any property, right, or interest owned or held or purported to be owned or held by the parties to the Documents including, but not limited to, the secured collateral;

(ii)	the existence or absence of any liens, claims under any trust or deemed trust, encumbrances, registrations or security interests other than as expressed in paragraph 9 above; and

(iii)	the priority or ranking of the Administrative Agent’s, or Lenders’, rights under the Documents;
(l)	We express no opinion with respect to the creation or perfection of any security interest in any collateral to which the PPSA does not apply, including, without limitation, any claim in or under any policy of insurance or contract of annuity];

(m)	We express no opinion as to whether a security interest may be created in property consisting of trade marks, trade names, copyrights, patents, industrial designs or other intellectual property (collectively the “Special Property”) to the extent that the terms of the Special Property or any applicable law prohibits its assignment or requires, as a condition of its assignability, a consent, approval or other authorization or registration which has not been made or given nor do we express an opinion as to whether the Lenders’ security interest in the trade-marks referred to in the collateral description would be improved by filing the Canadian Security Documents or notice of the Lenders’ claim thereunder in accordance with the Trade-Marks Act (Canada);

(n)	The security interest in leases and other agreements charged by the Canadian Security Documents may not be enforceable against other parties to such leases and agreements to the extent that such leases or other agreements prohibit the Loan Partie from granting a security therein and such other parties have not otherwise consented to such grant;

(o)	We express no opinion as to any security interest created by the Canadian Security Documents with respect to any proceeds of property of the Loan Parties that are not identifiable or traceable;

(p)	We express no opinion as to the effect of those provisions of the Documents which purport to allow the severance of invalid, illegal or unenforceable provisions or restricting their effect;

(q)	A court, or any applicable statute legislation, may impose additional requirements or time periods with respect to the rights of a creditor to receive payment or amounts stated to be payable on demand;

(r)	The determination of the rate of interest payable on judgment debts is in the discretion of the court or competent authority;

(s)	A court of the Province of British Columbia might not give effect to a claim for indemnity or a contribution under the Documents to the extent they are found to be contrary to public policy, as that term is understood under the laws of the Province of British Columbia;

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(t)	Pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only;

(u)	If the collateral charged by the Documents now or hereafter includes an account or chattel paper (as defined in the PPSA), the security interest therein is subject to Section 41 of the PPSA, including, inter alia, the giving of proper notice of the security interest to account debtors thereunder;

(v)	To the extent that any one or more of the Loan Parties now or at any time in the future becomes a creditor of a debt of the Crown in Right of Canada, the charges created by the Documents with respect to such debt or other rights of action (to the extent same may be hypothecated or is assignable) may not be opposable to the Crown unless the provisions of the Financial Administration Act (Canada) are complied with;
1.	A financing statement registered under the PPSA must be renewed before the expiry of the registration period set out thereon by registration of a financing change statement in the prescribed form in order for the security interest to continue to be perfected and we shall not be responsible for filing any renewals of the registration(s) made in favour of the Administrative Agent on behalf of itself and the Lenders and we assume no responsibility for any such renewals; and

2.	We express no opinion as to the legality, validity, binding nature or enforceability of any provision of the Documents which provide for a higher rate of interest payable after default.
The opinions expressed in this letter are solely for the use of the Administrative Agent and the Lenders (and such other Persons (as defined in the Credit Agreement) as may from time to time become a Lender under the Credit Agreement in accordance with the terms thereof) and their counsel and may be relied upon solely for the purposes contemplated by the Documents. These opinions may not be relied on by any other persons for any purpose whatsoever, or other than in connection with applicable regulatory requirements, in response to court order or with our prior written approval.
Yours truly,

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Exhibit C — Borrowing Base Certificate

BORROWING BASE REPORT
f(x)Rate0.86015
					Rpt #	1
Obligor Number: TBD					Date
Period Covered:
Loan Number: TBD					_____to _____
	COLLATERAL CATEGORY	Ainsworth Corp. A/R US$	Ainsworth Engineered Canada LP A/R CDN$	Total CDN$
Description
1	Beginning Balance ( Previous report — Line 8)
2	Additions to Collateral (Gross Sales or Purchases)
3	Other Additions (Add back any non-A/R cash in line 3)
4	Deductions to Collateral (Cash Received)
5	Deductions to Collateral (Discounts, other)
6	Deductions to Collateral (Credit Memos, all)
7	Other non-cash credits to A/R
8	Total Ending Collateral Balance	0.00	0.00
9	Less Ineligible — 60 Days Past Due Date
10	Less Ineligible — Credits in Prior
11	Less Ineligible — Cross-age ( 50%)
12	Less Ineligible — Contra
13	Less Ineligible — Foreign Not Covered By L/C
14	Less Ineligible — Intercompany/Affiliate
15	Less Ineligible — Employee
16	Less Ineligible — COD Account/Cash Sales
17	Less Ineligible — Interex
18	Less Ineligible — Exco
19	Less Ineligible — Wood Chips
20	Less Ineligible — Other (attach schedule)
21	Total Ineligibles -Accounts Receivable	0.00	0.00
22	Exchange Rate (US to Canadian) @ .86015	0.86

23	Total Eligible -Accounts Receivable	0.00	0.00	0.00
24	Advance Rate Percentage	85%	85%	85%
25	Net Available -Accounts Receivable	0.00	0.00	0.00

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		BORROWING BASE REPORT

						Rpt #	1
	Obligor Number: TBD					Date
						Period Covered:
	Loan Number: TBD					___to ___
			Ainsworth	Ainsworth
		Ainsworth	Engineered	Engineered
		Corp.	(USA) LLC	Canada LP	Total
COLLATERAL CATEGORY		Inv. US$	Inv. US$	Inv. CDN$	CDN$
Description
26	Total Ending Collateral Balance	0.00	0.00	0.00
27	Less Ineligible — Spare Parts
28	Less Ineligible — Packaging/Supplies
29	Less Ineligible — WIP
30	Less Ineligible — Inventory Slow-moving/Obsolete
31	Less Ineligible — Consigned Out
32	Less Ineligible — Inventory @ High Level Location
33	Less Ineligible — Other (attach schedule)
35	Total Ineligibles Inventory	0.00	0.00	0.00
35	Exchange Rate (US to Canadian) @ .86015	0.86	0.86

36	Total Eligible Inventory	0.00	0.00	0.00	0.00
37	Advance Rate Percentage	65%	65%	65%
38	Net Available — Inventory	0.00	0.00	0.00	0.00
39	Inventory Cap				75,000,000.00
40	Total Available — Inventory				0.00

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		BORROWING BASE REPORT

						Rpt #	1
	Obligor Number: TBD					Date
						Period Covered:
	Loan Number: TBD					___ to ___
	COLLATERAL CATEGORY	Ainsworth Corp. Stores US$	Ainsworth Engineered (USA) LLC Stores US$	Ainsworth Engineered Canada LP Stores CDN$	Total CDN$
	Description
41	Total Ending Collateral Balance	0.00	0.00	0.00
42	Exchange Rate (US to Canadian) @ .86015	0.86	0.86

43	Total Eligible Stores	0.00	0.00	0.00	0.00
44	Advance Rate Percentage	15%	15%	15%
45	Net Available — Stores	0.00	0.00	0.00	0.00
46	Stores Cap				7,500,000.00
47	Total Available — Stores				0.00

48	Reserve — Payroll Tax Reserve
49	Total Borrowing Base Value				0.00

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50	CAPS / Loan Limits				100,000,000.00	Total CAPS/ Loan Line	100,000,000.00

51	Maximum Borrowing Limit (Lesser of 49. or 50.)*				0.00	Total Available	0.00

	LOAN STATUS
52	Previous Loan Balance (Previous Report Line 52)				0.00
53	Less: A. Net Collections (Same as line 4)	0.00		0.00	0.00
	B. Adjustments / Other ___
54	Add: A. Request for Funds
	B. Adjustments / Other ___
55	New Loan Balance				0.00	Total New Loan Balance:	0.00
56	Letter of Credit/Banker’s Acceptance Outstanding
57	Availability Not Borrowed (Line 51 less 55 & 56)						0.00
58	Term Loan
59	OVERALL EXPOSURE (lines 55, 56 & 58)						0.00
	Pursuant to, and in accordance with, the terms and provisions of that certain Loan and Security Agreement (“Agreement”), between JPM Chase (“Secured Party”) and

	___(“Borrower”), Borrower is executing and delivering to Secured Party this Collateral Report accompanied by supporting data (collectively referred to as (“Report”).

Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower’s own financial accounting records. Borrower, by the execution of this

Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this ___day of ___, ___, that the

	Borrower is in compliance with said Agreement.
	BORROWER NAME:		AUTHORIZED SIGNATURE:

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Exhibit D – Compliance Certificate

To:	The Lenders parties to the
Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of                     ,                      (as amended, modified, renewed or extended from time to time, the “Agreement”) among Ainsworth Lumber Co. Ltd., as a Borrower Representative, the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
          1. I am the duly elected                      of Ainsworth Lumber Co. Ltd. (“ANS”);
          2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Loan Parties and their Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of ANS and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
          3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
          4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its jurisdiction of incorporation or organization without having given the Agent the notice required by Article IV of the Security Agreements;
          5. Schedule I attached hereto sets forth financial data and computations evidencing the Loan Parties’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and
          6. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.
          7. Schedule III hereto sets forth all outstanding Swap Obligations.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Loan Parties have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

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     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___day of                     , ___.

[COMPANY NAME]

By:
Name: ●
Title: ●

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SCHEDULE I
Compliance as of                     , ____ with
Provisions of ____ and ____ of
the Agreement

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SCHEDULE II
Borrowers’ Applicable Rate Calculation

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SCHEDULE III
Outstanding Swap Obligations

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Exhibit E – Joinder Agreement
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of ___, ___, 200_, is entered into between ___, a ___(the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., Toronto Branch, in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of ___, ___, 200___among Ainsworth Lumber Co. Ltd. (the “Borrower Representative”), the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
     A. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section ● of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]* *[The New Subsidiary has delivered to the Administrative Agent an executed Loan Guarantee.]*
     B. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
     C. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

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     D. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
     E. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     F. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA.
     IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:

Name: ●
Title: ●

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., Toronto Branch, as Administrative Agent

By:

Name: ●
Title: ●

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